Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-120264) and the Registration Statements on Form S-8 (No. 333-88513, No. 333-39016, No. 333-75230, No. 333-89886 and No. 333-110131) of DSL.net, Inc. of our reports dated March 24, 2006, relating to the consolidated financial statements and the financial statement schedule which appear in this Annual Report on Form 10-K.   We also consent to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 10-K.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
March 31, 2006